UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

CVR ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On December 7, 2011, CVR Energy, Inc. (the “Company”) announced Frank A. Pici has agreed to join the Company, to serve as its Chief Financial Officer and Treasurer beginning January 4, 2012 (the “Effective Date”). The Company and Mr. Pici, age 55, entered into an Employment Agreement dated as of December 7, 2011 (the “Employment Agreement”) with a term commencing January 4, 2012 and ending on January 4, 2015 unless terminated earlier as provided in the agreement.

The Employment Agreement provides Mr. Pici with a base annual salary of $350,000 plus eligibility for a performance-based annual cash bonus with a target payment equal to 100% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee of the board of directors of the Company. In addition, the Employment Agreement entitles Mr. Pici to certain relocation expenses. If Mr. Pici’s employment is terminated by the Company without cause and other than for disability or Mr. Pici resigns for good reason (in each case, as such terms are defined in the Employment Agreement), then Mr. Pici is entitled to receive (i) any accrued compensation as of the date of termination or resignation, (ii) salary continuation for 12 months, (iii) a pro-rata bonus for the year in which termination or resignation occurs, and (iv) continuation of medical, dental, vision and life insurance benefits at active employee rates for 12 months or until such time as Mr. Pici becomes eligible for such benefits from a subsequent employer. In addition, if the foregoing termination or resignation occurs within one year following a change in control (as defined in the Employment Agreement) or in specified circumstances prior to and in connection with a change in control, then in addition to the amounts described above, Mr. Pici is entitled to receive an additional 12 months of salary and benefits continuation (24 months total), plus monthly payments equal to one-twelfth (1/12th) of his target bonus for the year of termination or resignation during the 24-month severance period. Receipt of the foregoing severance is conditioned on Mr. Pici’s execution, delivery and non-revocation of a general release of claims, and his compliance with certain restrictive covenants described in the Employment Agreement.

In connection with the commencement of his employment with the Company, as of the Effective Date, Mr. Pici will receive an award of restricted common stock with a fair market value on the grant date equal to $700,000, subject to the terms of the award agreement. The restricted common stock will vest in one-third annual increments beginning on the first anniversary of the grant date.

Mr. Pici has been in the energy industry for more than twenty-eight years. Prior to joining the Company, from 2001 to 2010 he was Executive Vice President and CFO of Penn Virginia Corporation (PVA), a publicly traded oil and gas exploration and production company focused on unconventional resource and shale plays. Simultaneously, he served as CFO of Penn Virginia GP Holdings, L.P. and Penn Virginia Resource Partners, L.P., two publicly-traded Master Limited Partnerships. Prior to working for PVA, Mr. Pici served five years as Vice President and CFO for Mariner Energy Inc., an oil and gas exploration and production company operating onshore and in the deepwater Gulf of Mexico. Prior to Mariner Energy, Mr. Pici served for seven years in senior financial management positions at Cabot Oil & Gas Corp., a publicly traded oil and gas exploration and production company. He has an MBA from the University of Pittsburgh, a Business Administration degree from Clarion University and is a Certified Public Accountant (presently inactive).

(b) Departure of Directors or Certain Officers

On December 2, 2011, the Company announced that Edward Morgan, Chief Financial Officer of the Company, had entered into an amendment to his employment agreement with the Company, pursuant to which Mr. Morgan would continue to serve as Chief Financial Officer until a successor chief financial officer was named, following which Mr. Morgan would serve as Executive Vice President of Investor Relations. In connection with the Company’s appointment of Mr. Pici as its new Chief Financial Officer and Treasurer, Mr. Morgan will transition to Executive Vice President of Investor Relations effective January 4, 2012.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated December 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2011

CVR Energy, Inc.

By:	/s/ Edmund S. Gross
Edmund S. Gross, Senior Vice President, General Counsel and Secretary